Hostess Brands Incentive Compensation Plan

Introduction
The Hostess Brands (the “Company”) Incentive Compensation Plan (the “Plan”) provides the opportunity for compensation (the “Incentive Compensation”) in addition to base salary to designated employees. The Plan is designed to motivate eligible employees to grow the business through increased sales, profitability and valuable contribution within their area of expertise. While employees play many different roles within the Company, the Company will only be successful if all employees are focused on achieving common goals, strive individually for functional excellence in their assigned roles and contribute to organizational excellence as a team. Eligible employees will receive Incentive Compensation if the Company achieves certain designated results (the “Metric(s)”). Those Metrics will be defined and approved annually by the Board of Directors and the Compensation Committee.

Administration

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The Plan Year begins on January 1st and ends on December 31st. The calculation will be based on the employee’s Incentive Compensation (Incentive Comp) level and current salary. Eligible employees, as defined below, are assigned an Incentive Comp level (percentage of base salary) based on their position or specified in their offer letter. So, for example, if a person’s salary is $100,000, paid in equal increments over a year, that person had a 20% Incentive Comp level and the Metric(s) set were attained at 100%, that person’s incentive would be 20% x $100,000 or $20,000.

•	Plan metrics will measure (i) Net Revenue (ii) EBITDA achievement and (iii) Strategic Team goals weighted as follows:

o	40% - EBITDA

o	40% - Net Revenue

o	20% - Strategic Team Goals (or individual as applicable)

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Attainment of not less than 93% of the Company’s Annual Operating Plan established EBITDA must be achieved in order to establish the Plan pool for Incentive Comp payments under each Metric to occur. If achieved, funding for each Metric is independent and will be calculated based on the weighting noted above.

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Net Revenue will be paid based on attainment of the Net Revenue goal set for the bonus year at the same payment percentage schedule as set out in the table of % of EBITDA achieved to fund the Plan Pool. So, for example, if 98% of the Net Revenue Metric is achieved, 80% of the Net Revenue Metric will be paid.

•	Strategic Team Goals will be based on actual performance on budgeted financial goals, such as revenue growth, cost control, case or dollar volume, etc.

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Payout percentage, on Strategic Team Goals, would range from 0% to 100% based on the proportion of goals achieved. So, for example, if three out of four team goals were achieved, team component for that group would fund at 75% of target.

o	Minimum of three goals and a maximum of 5 goals are set by the functional Manager near the start of the year.

•	Overall Manager discretion:

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Working with the available Plan pool of funds and within the established guidelines, Managers will be able to differentiate final award payouts by performance as to Strategic Team Goals. Any and all Incentive Comp payout remains subject to overall Manager and Company discretion related to the overall individual and functional team performance.

•	The Plan Pool will fund on the following schedule:

% of EBITDA Achieved	% Plan Pool Will Fund
Below 93%	0%
93%	30%
94%	40%
95%	50%
96%	60%
97%	70%
98%	80%
99%	90%
100%	100%
-	-
105%	150%

Plan will fund incrementally at the rate 10% for every 1% of EBITDA achieved over 100%, up to a total payout of 200% Performance against plan.

Incentive Compensation Calculation
Below is an example of how a potential Incentive Comp payment would be calculated:

Eligible employee $100,000 annual salary with a 20% Incentive Comp level, and the Company attains 100% of AOP EBITDA, 98% of AOP Net Rev and achievement of established Strategic Team Goals.

Element	Weighting	Performance % of Plan	Funding % of Metric	Amount	Description
EBITDA	40%	100%	100%	$8,000	$20,000 Incentive Comp potential x 40% EBITDA performance paid at 100%
Net Revenue	40%	98%	80%	$6,400	$20,000 Incentive Comp potential x 40% Net Revenue performance paid at 80%
Strategic Team Goals Case Volume – Met (1/3) Trade Spend +/- 2% - Met (1/3) Snack Cake AOP – Not Met (1/3)	20%	100% (33.3% for each met metric)	100%	$4,000	$20,000 Incentive Comp potential x 20% for three out of three metrics achieved
Total Incentive Comp Achieved				$18,400

Eligibility
For purposes of the Plan, “eligible” employees are designated as full time (40 hours or more), exempt (salaried) and is in a position that has been designated as eligible for Incentive Comp.

Designated employees are eligible to participate in the Plan if they meet the following criteria:

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Employees who commence employment or are promoted to an eligible position prior to October 1st of a Plan Year will receive a pro-rated Incentive Comp based upon their service date. As such, actual salary for the period of employment, while in an Incentive Comp eligible position, paid during the Plan Year to the employee will be the base salary used for Incentive Compensation calculation purposes. Thus, a person who has been hired at an annual salary of $100,000 on September 30 and was paid $25,000 as salary (1/4 of annual salary for working 1/4 of the year) during the short year and had a 20% incentive level and having attained 100% of Target(s) would be paid an Incentive Compensation payment of $25,000 x 20% = $5,000 for the short year. Employees hired on or after October 1 of a Plan Year will not be eligible for an Incentive Compensation for that year.

•	An Employee must be an active employee of the Company and on the payroll as of the date on which the applicable Incentive Compensation is paid.

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As consideration for being eligible for receipt of Incentive Compensation in any Plan Year, an Employee must have executed and delivered to the Company a mutually agreed form of Confidentiality Agreement and any other agreement requested by the Company in connection with such Employee’s employment.

Eligible Income

•	Any sums paid to an eligible employee that are other than base salary payments will not be included in Incentive Compensation payment calculation.

•	The Incentive Compensation payment will be pro-rated for any approved unpaid leave of absence lasting 4 consecutive weeks or more, to the extent permitted by law.

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If during a Plan Year, an Employee becomes Incentive Comp eligible before October 1st of a Plan Year, or changes from Incentive Comp eligible to non-Incentive Comp eligible after June 30th of a Plan Year, the amount of any the Incentive Compensation payable to such employee will be pro-rated for the time in the eligible position.

Payment of Incentive Compensation under the Plan
Incentive Compensation will be paid, if at all, after completion of the audit by the Company’s independent auditor of the annual financial statements for the applicable Plan Year, which the Company anticipates, but cannot ensure, will be around the middle of March of the successive year.

Amendment and Termination of the Plan
The Company reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at any time without advance notice to or prior approval of the Plan participants. Eligibility for participation in the Plan in one year does not confer upon any participant eligibility to participate in any subsequent year.

Additional Information
Incentive Compensation payments will not be treated as compensation for purposes of any of the Company’s employee benefit plans or programs, unless otherwise provided in such employee benefit plan or program.

Participation in the Plan is not a guarantee of any particular level of compensation or of continued employment for any period. Nothing in the Plan interferes with the Company’s right to terminate an employee’s employment for any reason or no reason at any time.

The Company will withhold from any payments under the Plan an amount to satisfy applicable federal, state and local tax withholding requirements. Payments under the Plan are intended to be exempt from or comply with Section 409A of the Internal Revenue Code. However, the Company shall not be liable for any taxes, penalties, interest or other expenses that may be incurred by a participant on account of non-compliance with Section 409A of the Code.

The Plan will be construed, administered and governed in all respect in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.